As filed with the Securities and Exchange Commission on August 19, 2010

1933 Act File No. 333-161589

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933 ☐

Pre-Effective Amendment No. ___ ☐

Post-Effective Amendment No. 1 ☒

EATON VANCE LIMITED DURATION INCOME FUND
(Exact name of Registrant as Specified in Charter)

Two International Place, Boston, MA 02110
(Address of Principal Executive Offices)

(617) 482-8260
(Registrant's Telephone Number)

MAUREEN A. GEMMA
Two International Place, Boston, MA 02110
(Name and Address of Agent for Service)

EATON VANCE LIMITED DURATION INCOME FUND (the “Registrant”)

CONTENTS OF REGISTRATION STATEMENT ON FORM N-14

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A – Proxy Statement/Prospectus*

Part B – Statement of Additional Information*

Part C – Other Information

Signature Page

Exhibits Index

Exhibits

*

Previously filed in Registrant’s Registration Statement on Form N-14, File No. 333- 161589 (the “Registration Statement”) on August 28, 2009 (Accession No. 0000940394-09-000158), and subsequently amended in the Registrant’s Pre- Effective Amendment No. 1 to the Registration Statement on December 9, 2009 (Accession No. 0000940394-09-000979) (“Amendment No. 1”), and supplemented in the Registrant’s 497 filing on December 24, 2009 (Accession No. 0000940394- 09-001017). Parts A and B of Amendment No. 1, in their definitive form as supplemented, are incorporated by reference into this amendment.

The sole purpose of this amendment is to include in the Registration Statement the Definitive Agreement and Plan of Reorganization (Exhibit 4) and the Opinion of Counsel on Tax Matters (Exhibit 12) for the reorganization of Eaton Vance Credit Opportunities Fund and Eaton Vance Limited Duration Income Fund.

PART C

OTHER INFORMATION

Item 15. Indemnification

     Article IV of the Registrant’s Agreement and Declaration of Trust permits Trustee and officer indemnification by By-Law, contract and vote. Article XI of the By-Laws contains indemnification provisions.

     The Registrant’s Trustees and officers are insured under a standard mutual fund errors and omissions insurance policy covering loss incurred by reason of negligent errors and omissions committed in their capacities as such.

     The advisory agreement of the Registrant provides the investment adviser limitation of liability to the Trust and its shareholders in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties under the agreement.

     The underwriting agreement of the Registrant also provides for reciprocal indemnity of the principal underwriter, on the one hand, and the Trustees and officers, on the other.

Item 16. Exhibits

(1)(a)	Agreement and Declaration of Trust dated March 12, 2003 is incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-2 (File
Nos. 333-103901 and 811-21323) as to the Registrant’s common shares of beneficial interest (“Common Shares”) filed with the Securities and Exchange
Commission (the “Commission”) on March 18, 2003 (Accession No.
0000898432-03-0003087 (“Initial Common Shares Registration Statement”).

(b)	Amendment to Agreement and Declaration of Trust dated August 11, 2008 filed as Exhibit (1)(b) to the Registrant’s Registration Statement on Form N-14 on
August 28, 2009 (Accession No. 0000950156-09-000158) (the “Initial N-14”) and
incorporated herein by reference.

(2)(a)	By-Laws are incorporated herein by reference to the Registrant’s Initial Common
Shares Registration Statement.

(b)	Amended By-Laws incorporated herein by reference to the Registrant’s APS Pre-
Effective Amendment No. 1 on Form N-2 (File No. 333-105916) and Amendment
No. 5 (File No. 811-21323) filed with the Commission on July 18, 2003 (Accession
No. 0000950135-03-003886) (“APS Pre-Effective Amendment No. 1”).

(c)	Amendment to By-Laws dated August 11, 2003 filed as Exhibit (2)(c) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(d)	Amendment to By-Laws dated February 7, 2005 filed as Exhibit (2)(d) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(e)	Amendment to By-Laws dated September 15, 2005 filed as Exhibit (2)(e) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(f)	Amendment to By-Laws dated December 11, 2006 filed as Exhibit (2)(f) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(g)	Amendment to By-Laws dated August 11, 2008 filed as Exhibit (2)(g) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(h)	Amendment to By-Laws dated December 17, 2008 filed as Exhibit (2)(h) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(i)	Amendment to By-Laws dated October 19, 2009 filed as Exhibit (2)(i) to the
Registrant’s Pre-Effective Amendment No. 1 on Form N-14 filed with the
Commission on December 9, 2009 (Accession No. 0000940394-09-000979) (the
“N-14 Pre-Effective Amendment No. 1”) and incorporated herein by reference.

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization between Eaton Vance Limited Duration
Income Fund and Eaton Vance Credit Opportunities Fund filed herewith.

(5)(a)	Form of Specimen Certificate for Common Shares of Beneficial Interest
incorporated herein by reference to the Registrant’s Pre-Effective Amendment
No. 1 to the Registrant’s Common Shares Registration Statement filed with the
Commission on April 25, 2003 (Accession No. 0000950135-03-00258) (“Initial
Common Shares Registration Statement Pre-Effective-Amendment No. 1”).

(b)	Form of Specimen Certificate of Series A Auction Preferred Shares is
incorporated herein by reference to the Registrant’s Initial Registration Statement on Form N-2 (File Nos. 333-105916 and 811-21323) as to Registrant’s Auction
Preferred Shares (“APS”) filed with the Commission on June 6, 2003 (Accession
No. 0000898432-03-000502) (“Initial APS Registration Statement”).

(c)	Form of Specimen Certificate of Series B Auction Preferred Shares is
incorporated herein by reference to the Registrant’s Initial APS Registration
Statement.

(d)	Form of Specimen Certificate of Series C Auction Preferred Shares is
incorporated herein by reference to the Registrant’s Initial APS Registration
Statement.

(e)	Form of Specimen Certificate of Series D Auction Preferred Shares is
incorporated herein by reference to the Registrant’s Initial APS Registration
Statement.

(f)	Form of Specimen Certificate of Series E Auction Preferred Shares is
incorporated herein by reference to the Registrant’s Initial APS Registration
Statement.

(6)(a)	Investment Advisory Agreement dated April 14, 2003 is incorporated herein by reference to the Registrant’s Initial Common Shares Registration Statement Pre-
Effective Amendment No. 1.

(b)	Expense Reimbursement Agreement dated April 14, 2003 is incorporated herein by reference to the Registrant’s Initial Common Shares Registration Statement
Pre-Effective Amendment No. 1.

(c)	Fee Reduction Agreement dated August 11, 2008 filed as Exhibit (6)(c) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(7)(a)	Form of Underwriting Agreement as to Registrant’s Common Shares is
incorporated herein by reference to the Registrant’s Initial Common Shares
Registration Statement Pre-Effective Amendment No. 2 filed with the
Commission on May 23, 2003 (Accession No. 0000950135-03-003249) (“Initial
Common Shares Registration Statement Pre-Effective Amendment No. 2”).

(b)	Form of Master Agreement Among Underwriters as to Registrant’s Common
Shares is incorporated herein by reference to the Registrant’s Initial Common
Shares Registration Statement Pre-Effective Amendment No. 2.

(c)	Form of Master Selected Dealers Agreement as to Registrant’s Common Shares
is incorporated herein by reference to the Registrant’s Initial Common Shares
Registration Statement Pre-Effective Amendment No. 2.

(d)	Form of Underwriting Agreement as to Registrant’s Auction Preferred Shares
incorporated herein by reference to the Registrant’s Initial APS Registration
Statement.

(e)	Form of Master Agreement Among Underwriters as to Registrant’s Auction
Preferred Shares is incorporated herein by reference to the Registrant’s Initial
Common Shares Registration Statement Pre-Effective Amendment No. 2.

(f)	Form of Master Selected Dealers Agreement as to Registrant’s Auction Preferred
Shares is incorporated herein by reference to the Registrant’s Initial Common
Shares Registration Statement Pre-Effective Amendment No. 2.

(8)	Not applicable.

(9)(a)	Master Custodian Agreement with State Street Bank and Trust Company (as successor to Investors Bank & Trust Company) dated April 14, 2003 is incorporated herein by reference to the Registrant’s Initial Common Shares
Registration Statement Pre-Effective Amendment No. 1.

(b)	Extension Agreement dated August 31, 2005 to Master Custodian Agreement with State Street Bank and Trust Company (as successor to Investors Bank &
Trust Company) filed as Exhibit (j)(2) to Pre-Effective Amendment No. 2 of Eaton
Vance Tax-Managed Global Buy-Write Opportunities Fund (File Nos. 333-
123961, 811-21745) filed with the Commission on September 26, 2005
(Accession No. 0000950135-05-005528) and incorporated herein by reference.

(c)	Delegation Agreement dated December 11, 2000, with State Street Bank and
Trust Company (as successor to Investors Bank & Trust Company) filed as
Exhibit (j)(e) to the Eaton Vance Prime Rate Reserves N-2, Amendment No. 5
(File Nos. 333-32267, 811-05808) filed April 3, 2002 (Accession No.
0000940394-01-500126) and incorporated herein by reference.

(10)	Not applicable.

(11)	Opinion and Consent of Internal Counsel as to legality of securities being registered by Registrant filed as Exhibit 11 to the N-14 Pre-Effective Amendment
No. 1 and incorporated herein by reference.

(12)	Opinion of K&L Gates LLP as to tax matters and consent filed herewith.

(13)(a)	Transfer Agency and Services Agreement dated April 16, 2009 filed as Exhibit
(k)(1) to Pre-Effective Amendment No. 1 of Eaton Vance National Municipal
Opportunities Trust (File Nos. 333-156948, 811-22269) filed with the Commission on April 21, 2009 (Accession No. 0001193125-09-083055) and incorporated herein by reference.

(b)	Administration Agreement dated April 14, 2003 is incorporated herein by reference to the Registrant’s Initial Common Shares Registration Statement Pre-
Effective Amendment No. 1.

(c)	Form of Shareholder Servicing Agreement dated May 30, 2003 is incorporated herein by reference to the Registrant’s Initial Common Shares Registration
Statement Pre-Effective Amendment No. 2.

(d)	Form of Additional Compensation Agreement dated May 30, 2003 is incorporated herein by reference to the Registrant’s Initial Common Shares Registration
Statement Pre-Effective Amendment No. 2.

(e)	Form of Auction Agreement between Registrant and the Auction Agent as to
Registrant’s Auction Preferred Shares incorporated herein by reference to the
Registrant’s APS Pre-Effective Amendment No. 1.

(f)	Form of Broker-Dealer Agreement as to Registrant’s Auction Preferred Shares
incorporated herein by reference to the Registrant’s APS Pre-Effective
Amendment No. 1.

(g)	Form of Amendment to Broker-Dealer Agreement Relating to the Registrant’s
Auction Preferred Shares filed as Exhibit (13) (g) to the Registrant’s Initial N-14 and incorporated herein by reference.

(14)	Consent of Independent Registered Public Accounting Firm filed as Exhibit 14 to the N-14 Pre-Effective Amendment No. 1 and incorporated herein by reference.

(15)	Not applicable.

(16)	Power of Attorney dated June 15, 2009 filed as Exhibit (16) to the Registrant’s
Initial N-14 and incorporated herein by reference.

(17)(a)(i)	Eaton Vance Credit Opportunities Fund Annual Report to Shareholders
for the period ended April 30, 2009 filed as Exhibit (17) (a) (i) to the
Registrant’s Initial N-14 and incorporated herein by reference.

(ii) Eaton Vance Limited Duration Income Fund Annual Report to
Shareholders for the period ended April 30, 2009 filed as Exhibit (17) (a)
(ii) to the Registrant’s Initial N-14 and incorporated herein by reference.

(b)	Form of Proxy Card filed as Exhibit (17) (b) filed as Exhibit (17) (b) to the N-14
Pre-Effective Amendment No. 1 and incorporated herein by reference.

(c)	Dividend Reinvestment Plan filed as Exhibit (17) (c) to the Registrant’s Initial N-
14 and incorporated herein by reference.

Item 17. Undertakings

     1. The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     2. The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

     A copy of the Agreement and Declaration of Trust of Eaton Vance Limited Duration Income Fund is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Registrant.

SIGNATURES

     As required by the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed on its behalf by the Registrant, in the City of Boston and the Commonwealth of Massachusetts, on the 19th day of August, 2010.

EATON VANCE LIMITED DURATION INCOME FUND

By: /s/ Payson F. Swaffield Payson F. Swaffield President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Payson F. Swaffield	President and Principal	August 19, 2010
Payson F. Swaffield	Executive Officer

/s/ Barbara E. Campbell	Treasurer and Principal Financial	August 19, 2010
Barbara E. Campbell	and Accounting Officer

Benjamin C. Esty*	Trustee	August 19, 2010
Benjamin C. Esty

/s/ Thomas E. Faust Jr.	Trustee	August 19, 2010
Thomas E. Faust Jr.

Allen R. Freedman*	Trustee	August 19, 2010
Allen R. Freedman

William H. Park*	Trustee	August 19, 2010
William H. Park

Ronald A. Pearlman*	Trustee	August 19, 2010
Ronald A. Pearlman

Helen Frame Peters*	Trustee	August 19, 2010
Helen Frame Peters

Heidi L. Steiger*	Trustee	August 19, 2010
Heidi L. Steiger

Lynn A. Stout*	Trustee	August 19, 2010
Lynn A. Stout

Ralph F. Verni*	Trustee	August 19, 2010
Ralph F. Verni

* By: /s/ Barbara E. Campbell
Barbara E. Campbell (As attorney-in-fact)

INDEX TO EXHIBITS

(4)	Agreement and Plan of Reorganization between Eaton Vance Limited Duration Income
Fund and Eaton Vance Credit Opportunities Fund

(12)	Opinion of K&L Gates LLP